UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 3, 2010

CHINA SHANDONG INDUSTRIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-147666	20-8545693
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

No. 2888 Qinghe Road
Development Zone Cao County
Shandong Province, 274400 China

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  (86) 530-3431658

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation under any of the following provisions ( see   General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 1, 2010, pursuant to Section 242 of the General Corporation Law of the State of Delaware, the holder of a majority of the shares of common stock of China Shandong Industries, Inc. (the “Company”) approved a reverse split of such shares with a ratio within a range of 1-for-2 and 1-for-3 and the filing of the Certificate of Amendment to the Certificate of Incorporation (the “Amendment”) with the ratio to be determined by an executive officer of the Company. On July 30, 2010, Mr. Jinliang Li, the Chairman and Chief Executive Officer authorized the effectuation of a 1-for-2 reverse split (the “Reverse Split”).

On August 3, 2010, the Company filed the Amendment to effect the Reverse Split with the Secretary of State of the State of Delaware. Before the Reverse Split becomes effective on the OTC Bulletin Board (the “OTC BB”), it must be approved by the Financial Industry Regulatory Authority, Inc. (“FINRA”). The Company has commenced the process of obtaining FINRA approval. Upon the approval of the Reverse Split by FINRA, each two (2) shares of common stock outstanding prior to the Reverse Split will be converted into one (1) share of common stock, and all options, warrants, and any other similar instruments convertible into, or exchangeable or exercisable for, shares of common stock will be proportionally adjusted. To the extent any fractional shares of common stock result from the Reverse Split, the Company will round up any fraction of a share to the nearest whole share.

Item 9.01.	Financial Statement and Exhibits

Exhibits

3.1	Certificate of Amendment of Certificate of Incorporation, filed with Secretary of State of State of Delaware on August 3, 2010.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

China Shandong Industries, Inc.

Date: August 5, 2010	By:	/s/ Jinliang Li
Name: Jinliang Li Title: Chief Executive Officer